Rule 424(b)(3)
SEC File No. 333-85641
Supplement to Prospectus dated August 20, 1999


                                [USEC LOGO]


            Thank you for requesting information regarding USEC-Invest, USEC Inc.'s Dividend Reinvestment and Direct Stock Purchase Plan.

            On October 17, 2000, StockPower Inc., an online investor services company, ceased providing its services. Up until that time, we offered investors the ability to purchase and sell shares of our common stock online through StockPower. Stockholders who enrolled with StockPower could also review and manage their USEC stockholder account online. Because StockPower has ceased doing business, our stockholders will no longer be able to effect transactions online. Accordingly, all references to StockPower and the ability to conduct transactions online in our Prospectus dated August 20, 1999 should be deemed deleted.

            All of the terms of the USEC Inc. Dividend Reinvestment and Direct Stock Purchase Plan are as described in the Prospectus.

            The date of this Prospectus Supplement is November 6, 2000.